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                                                              EXHIBIT (a)(1)(iv)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                       OF
                          CYPRESS COMMUNICATIONS, INC.
                                       AT
                               $3.50 NET PER SHARE
                                       BY
                            CYPRESS MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                               U.S. REALTEL, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, FEBRUARY 19, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                January 22, 2002

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

         We have been engaged by Cypress Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of U.S. RealTel, Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all of the shares of common stock, par value $.001 per share ("Common Stock"), of Cypress Communications, Inc., a Delaware corporation ( "Cypress"), including the associated rights to purchase preferred stock pursuant to the Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and together with the Common Stock, the "Shares"), that are issued and outstanding, for $3.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated January 22, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least 90% of the outstanding Shares on a fully diluted basis (assuming exercise of all options to purchase Shares and any other rights to acquire Shares on the date of purchase).

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.       Offer to Purchase, dated January 22, 2002;

         2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to LaSalle Bank National Association (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

         4. A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Cypress;


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         5.       A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         7.       Return envelope addressed to the Depositary.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 19, 2002, UNLESS THE OFFER IS EXTENDED.

         The Board of Directors of Cypress (1) determined that the Offer Price and Merger Consideration are fair to the shareholders of Cypress and the Offer and Merger are otherwise in the best interests of Cypress and Cypress' shareholders, (2) approved the Merger Agreement and the transactions contemplated thereby, (3) declared that the Merger Agreement is advisable, (4) consented to the Offer and (5) recommended that Cypress' shareholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

         Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent (as described in the Offer to Purchase)) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                Very truly yours,

                       [Innisfree M&A Incorporated Logo]


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, CYPRESS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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